                                                     Exhibit 23.1


                   Form 10-K December 31, 1998


                                       Commission File No. 1-8491




               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Hecla Mining Company and subsidiaries on Forms S-3 (File No. 33-72832 and No. 33-59659) and Forms S-8 (File No. 33-
7833, 33-41833, 33-14758, 33-40691, 33-60095 and 33-60099) of our
report, which includes an explanatory paragraph concerning changes in accounting for environmental remediation liabilities in 1996, dated February 8, 1999, except for Note 5, as to which the date is February 25, 1999, on our audits of the consolidated financial statements of Hecla Mining Company and subsidiaries as of December 31, 1998 and 1997, and for the years ended
December 31, 1998, 1997 and 1996, which report is included in this Form 10-K.






/s/  PricewaterhouseCoopers LLP

Spokane, Washington
March 5, 1999